EXHIBIT 15.1
ACKNOWLEDGEMENT OF THE USE OF A REPORT ON UNAUDITED
INTERIM FINANCIAL INFORMATION

We have reviewed, in accordance with standards of the Public Company Accounting Oversight Board, the unaudited interim financial information of Core Resource Management, Inc. (a development stage company) as of March 31, 2013, for the three months ended March 31, 2013, and for the period from April 25, 2012 (Inception) through March 31, 2013, and have issued our report thereon dated June 25, 2013. With respect to the registration statement Form 10 of Core Resource Management, Inc., we acknowledge our awareness of the use therein of said report.

/s/ Chapman, Hext & Co., P.C.

Chapman, Hext & Co., P.C.
Richardson, TX
July 25, 2013